Exhibit 99.1

Perspective Therapeutics Announces Publication of Four Preclinical Studies in Peer-Reviewed Journals

SEATTLE – November 27, 2023 – Perspective, Therapeutics, Inc. (NYSE AMERICAN: CATX), today announced the publication of four preclinical studies in support of the Company’s discovery pipeline. The studies were published in the European Journal of Nuclear Medicine and Molecular Imaging, Journal of Nuclear Medicine, and Pharmaceuticals.

“The results from these preclinical studies are compelling and continue to support our ongoing clinical efforts to advance our novel lead-based targeted alpha-particle therapies. Overall, these data demonstrate a dose-dependent therapeutic benefit of our treatment candidate [212Pb]VMT-α-NET in mouse models, and also demonstrate the high radiolabeling yields and high radiochemical purity and stability that are achievable using our radiopharmaceutical production process,” commented Michael Schultz, PhD, Chief Science Officer of Perspective Therapeutics. “Additionally, our collaborative investigations with our academic research partners are enhancing our understanding of biomarkers (e.g., NGal) that can be used in optimizing the therapeutic window for not only our alpha-particle therapies, but all tumor targeted radiopharmaceutical therapies. The use of these biomarkers has the potential to improve our ability to monitor patient safety and optimize the effectiveness of treatment. We are grateful to all our collaborators and look forward to generating and contributing additional data to our community in 2024.”

Publication One

Title: Influence of the Molar Activity of 203/212Pb-PSC-PEG2-TOC on Somatostatin Receptor Type 2-Binding and Cell Uptake

Summary: This study in Pharmaceuticals (November 2023, 16(11), 1605) notes that the molar activity (AM) can play a crucial role in tumor uptake, especially in receptor-mediated uptake, such as in neuroendocrine tumors. In this work, the influence of the AM-to-cell uptake of 203/212Pb-PSC-TOC was investigated in multiple different cell lines to develop a more detailed understanding of the tracer in preparation for clinical use. This study provides independent confirmatory evidence of the stability of the 212Bi daughter radionuclide in formulation upon the decay of 212Pb, generating >95% radiochemical purity in their study.

Key Highlights:

●	The quality control showed a radiochemical yield greater than 95% in most cases for 203/212Pb-PSC-TOC, confirming stability of the 212Bi in the Perspective chelator.
●	Higher AM, correlated positively with cell uptake. A moderate AM of 15–40 MBq/nmol showed the highest cell uptake.
●	No uptake limitation was found in the first 24 to 48 hours. However, authors suggest that further escalation experiments with higher AM should be performed.

Author Affiliations: University Hospital Carl Gustav Carus, Technical University Dresden, Dresden, Germany; The University of Iowa, Iowa City, Iowa, USA.

Publication Two

Title: Structural Modifications Toward Improved Lead-203/Lead-212 Peptide-Based Image-Guided Alpha-Particle Radiopharmaceutical Therapies for Neuroendocrine Tumors

Summary: This study in the European Journal of Nuclear Medicine and Molecular Imaging (in press as of November 2023) aims to improve the performance of somatostatin receptor subtype 2 (SSTR2)-targeted radionuclide imaging and therapy through structural modifications to Tyr3-octreotide (TOC)-based radiopharmaceuticals. The findings suggest that PSC-PEG2-TOC (i.e., VMT-a-NET) is a promising candidate for Pb-based targeted therapy for SSTR2 positive tumors.

Key Highlights:

●

The data demonstrated that the modified radiopeptide drug conjugate (RPDC), [203Pb]PSC-PEG2-TOC, significantly improved tumor-targeting properties, including receptor binding, tumor accumulation and retention, and exhibited faster renal clearance as compared to [203Pb]-DOTATOC.

●	Treatment resulted in a dose-dependent therapeutic effect with minimal signs of toxicity in a tumor xenograft mouse model.
●

Fractionated administrations of 3.7 MBq [212Pb]PSC-PEG2-TOC over three doses further improved antitumor effectiveness, resulting in 80% survival (70% complete response) over 120 days in the mouse model.

Author Affiliations: Korea Military Academy, Seoul, Republic of Korea; Perspective Therapeutics, Coralville, Iowa, USA; The University of Iowa, Iowa City, Iowa, USA.

Publication Three

Title: Optimized Methods for the Production of High-Purity 203Pb Using Electroplated Thallium Targets

Summary: This study published in the Journal of Nuclear Medicine (November 2023, 64 (11) 1791-1797) aims to optimize the production and separation of high specific activity 203Pb using electroplated Thallium targets suitable for cyclotron irradiation. This work contributes to the broader body of knowledge to satisfy the growing interest in clinical applications for theranostic match pair (203Pb/212Pb).

Key Highlights:

●	The data confirmed the development of an efficient electroplating method for routine 203Pb production.
●

The data demonstrated that 203Pb production was fast and could be achieved in under 1.5 hours, the method employed a simple separation process that resulted in high recovery yields of approximately 95%, and high purity.

●	The study showed that the novel electroplating method is compatible with a 24 MeV incident beam and high current without using a degrader.
●

Results corroborated evidence published in a recent article by our colleagues at the University of Alberta (Nelson et al., Nuclear Medicine and Biology 116–117 (2023) 108314) that the production of 203Pb is relatively straightforward and scalable.

Author Affiliations: University of Alabama at Birmingham, Alabama, USA; Perspective Therapeutics, Coralville, Iowa, USA; The University of Iowa, Iowa City, Iowa, USA.

Publication Four

Title: Pre-clinical Evaluation of Biomarkers for Early Detection of Nephrotoxicity Following Alpha-Particle Radioligand Therapy

Summary:

This publication in the European Journal of Nuclear Medicine and Molecular Imaging 2023 (in press as of November 2023) highlights findings from a pre-clinical study evaluating biomarkers for early detection of nephrotoxicity following alpha-particle radioligand therapy (α-RLT). The results suggest that increased biomarker urinal neutrophil gelatinase-associated lipocalin (NGAL) secretion could be an additional diagnostic tool to improve our understanding of the potential for subclinical acute kidney injury (AKI) arising from radionuclide therapies and have the potential to guide more effective therapies with a lower risk of chronic kidney disease (CKD).

Key Highlights:

●	Early secretion of urinary biomarker NGAL may be a valuable tool for early detection of kidney injury in response to radioligand therapies and has the potential to assist in optimizing therapies.
●	Identification and feasibility of the use of urinary epidermal growth factor as a biomarker response readout that may provide evidence of early tubular damage in response to radioligand therapies.

Author Affiliations: Nationwide Children's Hospital, Columbus, Ohio, USA; The University of Iowa, Iowa City, Iowa, USA; Korea Military Academy, Seoul, Republic of Korea; and The Ohio State University College of Veterinary Medicine, Columbus, Ohio, USA.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a diversified medical technology and radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company has a proprietary technology that utilizes the alpha emitting isotope Lead-212 to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions in the United States. The Company has also developed a proprietary Lead-212 generator to secure key isotopes for clinical trial and commercial operations.

In addition to its targeted alpha therapy programs, Perspective is the sole producer of Cesium-131 brachytherapy seeds which are commercially available in the United States for the treatment of prostate cancer and other solid tumors.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential" or "continue" or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things: the Company’s belief that use of certain biomarkers has the potential to improve the ability to monitor patient safety and optimize the effectiveness of treatment; the Company’s expectation that early secretion of urinary biomarker NGAL may be a valuable tool for early detection of kidney injury in response to radioligand therapies and has the potential to assist in optimizing therapies; the Company’s expectation that identification and feasibility of the use of urinary epidermal growth factor as a biomarker response readout may provide evidence of early tubular damage in response to radioligand therapies; the Company’s prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s expectation that its "theranostic" approach enables the ability to see specific tumors and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments; the Company's clinical development plans and the expected timing thereof; the potential functionality, capabilities, and benefits of the Company's product candidates and the potential application of these product candidates for other disease indications; the Company's expectations, beliefs, intentions, and strategies regarding the future; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the potential that regulatory authorities may not grant or may delay approval for the Company's product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the Company’s ability to continue as a going concern; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions or failures in the manufacture and supply of the Company's product candidates; the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company's expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company's ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; the Company's ability to maintain its key employees; whether there is sufficient training and use of the Company's products and product candidates; the market acceptance and recognition of the Company's products and product candidates; the Company's ability to maintain and enforce its intellectual property rights; the Company's ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company's ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, FDA fast track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading "Risk Factors" in the Company's most recent Transition Report on Form 10-KT and the Company's most recent Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (the "SEC"), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov.

Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

Investor Relations Contact:

LifeSci Advisors

Chuck Padala

E: chuck@lifesciadvisors.com